UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
December 20, 2009
(Date of Report — Date of earliest event reported)
TRONOX INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	1-32669	20-2868245

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3301 N.W. 150th Street
Oklahoma City, Oklahoma	73134

(Address of principal executive offices)	(Zip Code)
(405) 775-5000
(Registrant’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Plan Support Agreement
     On December 20, 2009, Tronox Incorporated, on behalf of itself and its affiliated debtors and debtors in possession (collectively, “Tronox”) in Chapter 11 cases pending in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), agreed with certain of its key stakeholders upon the framework for a plan of reorganization (the “Plan”) built around a new debt facility, new equity financing and the establishment of certain environmental remediation trusts and a litigation trust to settle Tronox’s legacy environmental liabilities with the United States government.
     In furtherance of the foregoing, on December 20, 2009, Tronox entered into a plan support agreement (the “Plan Support Agreement”) with the United States of America (the “United States”), the Official Committee of Unsecured Creditors (the “Creditors’ Committee”), certain members of the Creditors’ Committee in their individual capacity, the holders of approximately two-thirds of Tronox Incorporated’s 9.5% unsecured notes due December 1, 2012 (the “Bondholders”), and the attorneys for certain parties, as representatives.
     The Plan Support Agreement sets forth the parties’ commitment to and obligations with respect to the Plan based on the plan term sheet attached to the Plan Support Agreement (the “Term Sheet”). The Plan Support Agreement includes customary conditions for such documents. The Term Sheet, in turn, outlines the contours of the Plan. The material terms of the Plan are as follows:
▪	Reorganized Business: The reorganized Tronox (“Reorganized Tronox”) would emerge from Chapter 11 of the Bankruptcy Code as the owner and operator of the titanium dioxide facilities at Hamilton, Mississippi and Botlek, The Netherlands. Reorganized Tronox also would own and operate the Henderson, Nevada facility (but Reorganized Tronox would not be responsible for environmental remediation at that site related to legacy contamination). Reorganized Tronox also would hold Tronox’s interests in BMI and Landwell and the Tiwest Joint Venture in Australia. Reorganized Tronox would be funded by the Replacement DIP Facility (as described below), which would convert to exit financing on the effective date of the Plan.

▪	Recoveries for the Government/Environmental Settlement: In full satisfaction of all claims filed by the United States and its instrumentalities, and state, local or municipal governmental entities related to environmental liabilities or obligations, these governmental entities would receive, collectively, (i) an 88% interest in a trust (the “Litigation Trust”) to be established to hold Tronox’s interest in the Anadarko Litigation (as described below) and (ii) a 100% interest in custodial trusts that would conduct remediation at sites presently owned by Tronox and satisfy remediation obligations at sites that are not owned by Tronox but at which Tronox may be liable for certain remediation costs. These trusts would be funded by Reorganized Tronox with $115 million in cash. Reorganized Tronox would have no liability after the effective date of the Plan with respect to legacy environmental liabilities at any site identified in the Term Sheet and would receive contribution protection related to those sites.

▪	Recoveries for Tort Claimants: The holders of tort claims against Tronox (the “Tort Claimants”) would receive their pro rata share of a tort claims pool (the “Tort Claims Pool”) to be established, which would be funded with $7 million in cash and a 12% interest in the Litigation Trust.

▪	Rights Offering: Holders of general unsecured claims that are “accredited investors,” as such term is defined in Rule 501 of Regulation D of the rules and regulations promulgated under the Securities Act of 1933, as amended, would have the opportunity to participate in a $105 million rights offering that would be backstopped by the Bondholders. Participants in the rights offering would receive 70% of the equity in Reorganized Tronox.

▪	Recoveries for Holders of General Unsecured Claims: Holders of general unsecured claims would receive their pro rata share of a general unsecured claims pool (the “GUC Pool”) to be established, which would be funded with 30% of the equity in Reorganized Tronox.

▪	Recoveries for Holders of Private Party CERCLA Claims: Claims of private parties under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended (“CERCLA”), and similar state statutes would be divided equally between pro-rata participation in the GUC Pool and the Tort Claims Pool.

▪	Anadarko Litigation: Interests in the litigation presently pending against Tronox’s former parent company and certain other parties (the “Anadarko Litigation”) would be transferred to a litigation trust for the benefit of the government entities and the Tort Claimants. This trust would be administered by a trustee to be appointed by Tronox and the United States, in consultation with the representatives for the Tort Claimants and other governmental entities.

▪	Prepetition Term Lender Litigation: Tronox, the Creditors’ Committee and Tronox’s prepetition lenders (the “Prepetition Lenders”) have reached a settlement whereby the suit of the Creditors’ Committee currently pending against the Prepetition Lenders (Adv. Proc. No. 09-01388) would be dismissed with prejudice and the Prepetition Lenders would receive a release from the claims underlying that suit.
     In addition, the Term Sheet sets forth interim obligations and events that will facilitate Tronox’s consummation of the Plan. Specifically, the Term Sheet contemplates Tronox’s entry into the Replacement DIP Facility in December 2009 and the immediate repayment in full in cash of all amounts outstanding under Tronox’s existing credit facilities. The Term Sheet also sets forth Tronox’s continuing obligation to perform environmental monitoring and remediation work at contaminated sites, consistent with its current postpetition practice, pending the consummation of the transactions contemplated by the Plan. The Plan Support Agreement contains related provisions regarding the parties’ support for such interim obligations, including entry of certain orders by the Bankruptcy Court.
     In accordance with the requirement of the Plan Support Agreement, Tronox cancelled the auction, scheduled for December 21, 2009, to sell substantially all of its assets pursuant to Section 363 of the Bankruptcy Code.
     The foregoing summary of the Plan Support Agreement (and the Term Sheet annexed thereto) is a summary only and is qualified, in all respects, by the provisions of the Plan Support Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

     Replacement DIP Facility
     On December 24, 2009, Tronox also entered into a senior secured super-priority debtor-in-possession and exit credit and guaranty agreement (the “Replacement DIP Agreement”) with a syndicate of lenders (the “Lenders”) led by Goldman Sachs Lending Partners LLC (“Goldman”). The $425 million debtor in possession financing facility (the “Replacement DIP Facility”) provided for in the Replacement DIP Agreement will replace Tronox’s current secured debt in its entirety immediately upon approval by the Bankruptcy Court and then, subject to certain conditions set forth in the Replacement DIP Agreement, will convert to exit financing on the effective date of the Plan.
     Tronox currently expects that the Replacement DIP Facility will enable Tronox to consummate the Plan in accordance with the provisions of the Term Sheet. In accordance with the terms and conditions of the Replacement DIP Agreement, Goldman and the other Lenders have agreed to provide $425 million of senior secured super-priority debt financing, consisting of the $335 million Tranche B-1 Facility and the $90 million Tranche B-2 Facility. Subject to certain conditions, the Replacement DIP Facility will convert into an exit facility upon Tronox’s emergence from Chapter 11.
     The Replacement DIP Facility contains the following materials terms.
     Parties. Tronox Worldwide LLC (the “Borrower”) will be the borrower under the Replacement DIP Facility, and amounts borrowed by the Borrower will be guaranteed by Tronox Incorporated and certain of its domestic subsidiaries that are debtors in Tronox’s Chapter 11 cases. Goldman and certain other entities will be the lenders under the Replacement DIP Facility. Goldman will be the administrative agent, collateral agent, syndication agent, sole lead arranger and sole bookrunner.
     Interest Rates. Base rate loans outstanding under the Replacement DIP Facility will bear interest at a rate per annum equal to the greater of (a) the prime rate in effect on such day and (b) the federal funds effective rate in effect on such day plus 1/2 of 1.0%, plus the applicable margin, a rate equal to 6.0% per annum; provided, however, that the base rate will at no time be less than 3.0% per annum. Eurodollar rate loans outstanding under the Replacement DIP Facility will bear interest at the adjusted Eurodollar rate plus the applicable margin, a rate equal to 7.0% per annum; provided, however, that the adjusted Eurodollar rate shall at no time be less than 2.0% per annum.
     Maturity. The Replacement DIP Facility on the earliest to occur of (a) the date that is six months after the closing date of the Replacement DIP Facility, which date (i) may be extended to September 20, 2010 or December 20, 2010, as applicable, upon exercise of the facility extension option described below and (ii) may be further extended to the third anniversary of the exit facility conversion date upon exercise of the exit facility option described below, (b) the date on which all loans outstanding under the Replacement DIP Facility shall become due and payable in full, whether by acceleration or otherwise, and (c) with respect to the Replacement DIP Facility only, the effective date of any plan of reorganization confirmed by the Bankruptcy Court in any Chapter 11 case other than the Plan.
     The Borrower may request two extensions of the maturity date of the Replacement DIP Facility, in each case for a single period of up to three months, subject to the Borrower’s compliance with certain financial metrics and the absence of an event of default under the Replacement DIP Facility. The Borrower may only exercise (a) the first extension if the Bankruptcy Court has entered an order approving Tronox’s disclosure statement and (b) the second extension if the Bankruptcy Court has entered an order confirming the Plan.
     Exit Facility Option. Subject to the consummation of the Plan, completion of the environmental settlements contemplated thereby and certain other customary conditions precedent set forth in the Replacement DIP Agreement, the Replacement DIP Agreement will convert to exit financing on the effective date of the Plan.

     Security. All principal, interest and other amounts payable under the Replacement DIP Facility will be secured by a first priority lien on all assets that secure the Borrower’s obligations under the Replacement DIP Agreement subject and junior only to certain specified liens.
     Certain Covenants; Plan of Reorganization. The Replacement DIP Agreement contains customary financial and other covenants. In addition, the Borrower is required to complete actions in the Chapter 11 cases by certain dates.
     The foregoing summary of the Replacement DIP Facility is a summary only and is qualified, in all respects, by the provisions of the Replacement DIP Agreement, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.
     Equity Commitment Agreement
     On December 20, 2009, Tronox also entered into an equity commitment agreement (the “Equity Commitment Agreement”) with the Bondholders. The Equity Commitment Letter sets forth the terms and conditions upon which the Bondholders will backstop a rights offering under the Plan. The material terms of the Equity Commitment Agreement are as follows:
▪	Equity Investment: The Bondholders have committed to provide up to $105 million in new equity financing to Reorganized Tronox on the effective date of the Plan. Those funds will be utilized, in conjunction with the proceeds of the exit facilities contemplated by the Replacement DIP Agreement, to satisfy Tronox’s obligations under the Plan and Reorganized Tronox’s operating needs.

▪	Backstop Commitment: In exchange for the equity investment, the Bondholders will receive up to 70% of the equity in Reorganized Tronox, depending on the participation levels of eligible unsecured creditors in the rights offering.

▪	Backstop Fee: On account of their equity financing commitment, the Bondholders will receive a backstop fee, paid in shares of common stock, of 4% of the equity in Reorganized Tronox on the effective date of the Plan. If the Plan is not consummated, then, subject to certain exceptions, 4% of the backstop amount (or $4.2 million) will be paid in cash to the Bondholders as an administrative claim.

▪	Fees and Expenses: Tronox will pay the reasonable fees and out-of-pocket expenses of the legal and financial advisors to the Bondholders incurred in connection with their equity financing commitment.
     The Equity Commitment Agreement contains covenants and termination events that are similar to and generally parallel those contained in the Replacement DIP Agreement and the Plan Support Agreement. These covenants relate to the terms of, and pursuit of, the Plan.
     The foregoing summary of the Equity Commitment Agreement is a summary only and is qualified, in all respects, by the provisions of the Equity Commitment Agreement, which is attached hereto as Exhibit 10.3 and incorporated herein by reference.
     Item 8.01 Other Events.
     On December 23, 2009, Tronox obtained Bankruptcy Court approval of the Plan Support Agreement, the Replacement DIP Agreement and the Equity Commitment Agreement subject to certain modifications set forth in the Bankruptcy Court’s orders [docket numbers 09-10156-1031 and 09-10156-1030], a copy of which is publicly available from http://www.kccllc.net/tronox.
     A copy of the Press Release announcing the entry by Tronox of the Plan Support Agreement, the Replacement DIP Agreement and the Equity Commitment Agreement is attached hereto as Exhibit 99.1.

     On December 23, 2009, in furtherance of the Plan and as required under the Term Sheet, Tronox exercised its rights to terminate a certain purchase agreement that was entered into on August 28, 2009 by and among Tronox Incorporated, certain of its subsidiaries, Huntsman Pigments LLC, Huntsman Corporation and Huntsman Australia R & D Company Pty Ltd, which contemplated the sale of substantially all of the operating assets of Tronox.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits

10.1	Plan Support Agreement, dated as of December 20, 2009, by and among Tronox, the Official Committee of Unsecured Creditors, the United States of America, the holders of Tronox’s 9.5% unsecured notes due December 1, 2012 party thereto, certain members of the Official Committee of Unsecured Creditors in their individual capacities, and the attorneys for certain parties, as representatives, party thereto.

10.2	Senior Secured Super-Priority Debtor-in-Possession and Exit Credit and Guaranty Agreement, dated as of December 24, 2009, by and among Tronox Incorporated, Tronox Worldwide LLC, certain Subsidiaries of Tronox Worldwide LLC, as Guarantors, various lenders, Goldman Sachs Lending Partners LLC, as Sole Lead Arranger and Sole Bookrunner, Goldman Sachs Lending Partners LLC, as Syndication Agent, and Goldman Sachs Lending Partners LLC, as Administrative Agent and Collateral Agent.

10.3	Equity Commitment Agreement, dated as of December 20, 2009, by and among Tronox and the holders of Tronox’s 9.5% unsecured notes due December 1, 2012 party thereto.

99.1	Press Release dated December 20, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRONOX INCORPORATED
	By:	/s/ Michael J. Foster
Michael J. Foster
Dated: December 24, 2009		Vice President, General Counsel and Secretary

Exhibit List
10.1	Plan Support Agreement, dated as of December 20, 2009, by and among Tronox, the Official Committee of Unsecured Creditors, the United States of America, the holders of Tronox’s 9.5% unsecured notes due December 1, 2012 party thereto, certain members of the Official Committee of Unsecured Creditors in their individual capacities, and the attorneys for certain parties, as representatives, party thereto.

10.2	Senior Secured Super-Priority Debtor-in-Possession and Exit Credit and Guaranty Agreement, dated as of December 24, 2009, by and among Tronox Incorporated, Tronox Worldwide LLC, certain Subsidiaries of Tronox Worldwide LLC, as Guarantors, various lenders, Goldman Sachs Lending Partners LLC, as Sole Lead Arranger and Sole Bookrunner, Goldman Sachs Lending Partners LLC, as Syndication Agent, and Goldman Sachs Lending Partners LLC, as Administrative Agent and Collateral Agent.

10.3	Equity Commitment Agreement, dated as of December 20, 2009, by and among Tronox and the holders of Tronox’s 9.5% unsecured notes due December 1, 2012 party thereto.

99.1	Press Release dated December 20, 2009.